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                                EMPLOYMENT AGREEMENT
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     This Employment Agreement ("Agreement") is made and entered into between
SERENA Software International, a corporation organized under the laws of the State of California, with its principal office at Burlingame, California ("Company"), and Richard A. Doerr ("Employee").

     For and in consideration of the employment of Employee as President and Chief Executive Officer of Company, the Company and Employee hereby covenant and agree:

1.   EMPLOYMENT

     The Company employs Employee and Employee accepts employment as President and Chief Executive Officer on the terms and conditions set forth in this Agreement. As President and Chief Executive Officer, Employee shall perform such duties as shall be assigned by the Company and as are normally performed by persons holding like positions, including, but not limited to overall management of and accountability of Company operations, Finances, Sales and Marketing, Distribution Channels and International Operations. The Effective Date of this Agreement shall be April 21, 1997. Employee accepts such employment and agrees to render his services as provided in this Agreement and as directed from time to time by the Board of Directors of the Company. All of Employee's services shall be performed conscientiously and to the full extent of his ability. Employee shall devote his entire productive time, ability and attention to the business of the Company during the term of this Agreement. Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization for compensation or otherwise without the prior written consent of the Company. This provision is not intended to preclude personal investments of Employee which do not require significant day to day attention and management on his part.

2.   COMPENSATION AND BENEFITS OF EMPLOYEE

     The Company shall pay as full consideration to Employee for his services to be rendered pursuant to this Agreement compensation consisting of the following:

     a. Salary computed at an annual rate of two hundred thousand dollars ($200,000.00). Employee's salary shall be paid according to the Company's periodic payroll practice. Employee's salary will be reviewed on an annual basis. Employee's annual salary reviews are not a guarantee of increases, which may be granted solely in the Company's discretion. The payment of a salary determined on an annual basis is not a promise of employment for any specified term.

     b. Employee shall receive those fringe benefits regularly provided by the Company to its employees as set forth in the Company's "Employee Handbook," on such terms and conditions as are described in the Employee Handbook or other applicable policies or plans. Nothing in this paragraph shall be construed to obligate the Company to continue to provide employee benefits to its employees or to prohibit the modification of the type or extent of benefits provided by the Company to its employees.

     c. Employee shall accrue vacation at the rate of three (3) weeks per year, calculated on the basis of his anniversary date. Vacation will be scheduled at times consistent with the needs of Company, as determined by the Chairman of the Board.

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     d.   Employee will be eligible to receive an annual bonus beginning with the Company's 1997-98 fiscal year so long as the Company is able to meet the targets set forth below during the 1997-98 fiscal year (or other such targets or measures for future fiscal years as may be determined by the Board of Directors) while employed with the Company. The amount of the bonus will be determined after the close of the Company's fiscal year and after the Company has received its audited financial statement for the just-ended fiscal year. All references to Sales Volume shall be calculated to exclude upgrades as defined in SERENA's current Pricing Manual. The references to Profit Before Taxes ("PBT) shall be calculated before payment of any bonus to the Chairman of the Board and shall be as determined by the Company's auditors using generally acceptable accounting principles. The amount of the bonus shall be determined according to the following formula:

          (1) If the new Sales Volume increases at least 25% over the prior fiscal year AND the Company's PBT increases at least 12.5% over the prior fiscal year, in the same fiscal year, Employee will receive a bonus of $50,000; and

          (2) Employee shall be eligible to receive 1.25% of each dollar constituting new Sales Volume in excess of the 25% increase over the prior fiscal year's Sales Volume until such time as the Sales Volume is at a 50% increase over the prior fiscal year and 2.5% of each dollar of PBT until such time as the PBT is at a 25% increase over the prior fiscal year.

          (3) If the new Sales Volume increases by 50% over the prior fiscal year AND if the Company's PBT increases by 25% over the prior fiscal year, in the same fiscal year, Employee shall be entitled to receive the following:

               (a) 3% of each dollar of New Sales over the 50% increase as set forth above, and
               (b) 2.5% of each dollar of PBT over the 25% increase as set forth above.

     e. In the event of Employee's termination prior to the end of any fiscal year in which he is eligible to receive a bonus, Employee's bonus, if any, will be calculated based on the Sales Volume and PBT accrued as of the last day of Employee's employment with the Company.

3.   STOCK OPTIONS

     During his first year of employment, Company agrees to create a stock option plan under which Employee shall be entitled to receive stock options constituting 593,000 shares of the Company's stock. The grant price per share will be determined by the Board of Directors on the date of grant. Except as otherwise provided herein, Employee's stock options shall be governed by the SERENA Software International Stock Option Plan (the "Plan"), as may be adopted by the Board of Directors.

     a. So long as he remains employed on the vesting date, Employee's stock options shall vest according to the following schedule:

          (1) One third (1/3) shall vest on the one year anniversary of Employee's first day of employment.

          (2) The remaining two thirds (2/3) shall vest on the last day of each month over 24 months, commencing the 13 month of Employee's employment.

     b. The term of the options is ten (10) years from the date of vesting, unless sooner terminated.


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     c.   These options will terminate one year after cessation of employment with the Company.

     d. These stock options are not transferable except by will or by the applicable laws of descent and distribution.

     e. Employee acknowledges and agrees that the Company has made no representations or warranties about the tax treatment of Employee's stock options or the exercise of such options. Employee acknowledges that he has been advised to seek professional tax advice from an advisor of his own choosing prior to exercising any option and prior to the disposition of shares issued upon the exercise of any option.

4.   TERMINATION OF EMPLOYMENT

     a. If the Company terminates Employee's employment without Cause within one (1) year of Employee's first day of employment, or Employee resigns for Good Reason as defined herein, the Company will pay Employee a severance package consisting of twelve (12) months of severance pay, less applicable payroll deductions, at Employee's then current base salary. After the first year of employment the severance package shall be six months of Employee's then current base salary. Said severance pay will be paid to Employee, at the Company's option, (1) in accordance with the Company's periodic payroll practices or (2) in a lump sum within thirty (30) days of Employee's termination. For purposes of this Agreement, Cause means:

          (1) Willful breach or continual neglect or failure to perform any material duty or material responsibility which Employee is charged with performing under this Agreement;

          (2) Commission of any act of dishonesty, fraud, misrepresentation or other act of moral turpitude;

          (3) Commission of any act of disloyalty, refusal to cooperate with co-workers which, in the exclusive judgment of the Company, prevents effective performance of duties, or insubordination;

          (4) Misappropriation or misuse of the Company's confidential trade secret information; or

          (5) Misrepresentation or concealment of any material fact for the purpose of securing or maintaining this Agreement.

     b. Termination of employment by you for Good Reason shall be deemed to have occurred if you terminate your employment for any of the following reasons:

          (1) The assignment to you of any duties grossly inconsistent with your positions, duties, responsibilities and status with the Company;

          (2)  A material change in your reporting responsibilities and titles;

          (3) A material reduction by the Company in your Base Salary or a failure by the Company to pay you any portion of your current compensation under any plan, agreement or arrangement of or with the Company that is due to you; or

          (4) A sale of a controlling interest of the Company's stock which for purposes of this Agreement shall be in excess of 51% of the outstanding shares.

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     c.   The Employee and the Company shall have the same right to terminate
Employee's employment for any reason whatsoever with or without Cause upon thirty (30) days' written notice to the other party. Thereafter, the parties will meet for the purpose of reviewing all facts and circumstances upon which the termination is based. In lieu of the thirty days' advance written notice, at its discretion, the Company may terminate Employee's employment without notice to Employee by providing Employee thirty (30) days' pay, in addition to any other sums due to Employee as of the date of termination.

     d. The rights and duties created by this section may not be modified in any way except by a written agreement dated and signed by the Company's Chairman of the Board.

5.   COOPERATION WITH THE COMPANY AFTER TERMINATION

     Following any notice of termination of employment, Employee shall cooperate fully with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. The Company shall be entitled to such full-time or part-time services of Employee as the Company may reasonably require during all or part of any period following any notice of termination.

6.   CONDUCT

     Prior and subsequent to Employee's termination date, if any, Employee shall not do or attempt to do any of the following acts: (I) interfere with any of the Company's business; (ii) interfere in any manner with any of the Company's employees or independent contractors; (iii) use any of the Company's trade secrets, including, but not limited to, its customer lists, or other property, except in the best interests of the Company (as determined by the Company in its sole discretion); or (iv) withhold any premiums, deposits or other forms of payments, applications, financial or confidential information of the Company's clients or customers.

7.   COMPANY PROPERTY

     In the event of Employee's termination, whether voluntary or involuntary, Employee shall take all reasonable steps promptly to deliver to the Company all property belonging to the Company which is in Employee's possession or under Employee's control. Employee shall also inform the Company of the whereabouts of any such items the location of which is known to the Employee but not the Company.

8.   TRADE SECRETS, RIGHTS AND DUTIES

     a. Employee specifically agrees that he shall not at any time, either during or subsequent to the term of Employee's employment with the Company, in any fashion, form or manner, either directly or indirectly, unless expressly consented to in writing by the Company, use, divulge, disclose or communicate to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company, including, but not limited to, the Company's sales and marketing methods, distribution channels, programs and related data, financial information, pricing information or other written records used in the Company's business; the Company's computer processes, programs and codes; the names, addresses, buying habits or practices of any of its clients or customers; compensation paid to other employees and independent contractors and other terms of this employment or contractual relationships; any other confidential information of, about or concerning the business of the Company, its manner of operations, or other data of any kind, nature or description. The parties to this Agreement hereby stipulate that, as between them, the above information and items are important, material and confidential trade secrets that affect the successful conduct of the Company's business and its good will, and that any breach of any term of this section is a material breach of this Agreement. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists or other written and graphic records, and the like, including tangible or intangible computer programs, records and data, affecting or relating to the business of the Company, which the

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Employee might prepare, use, construct, observe, possess or control, shall be and shall remain the Company's sole property.

     b. Employee agrees that all business procured by the Employee while employed by the Company is and shall remain the permanent and exclusive property of the Company. Employee further agrees that each of the employees and independent contractors of the Company is a significant and valuable asset of the Company and shall at all times, both during and subsequent to the termination of Employee's employment, be treated as the sole and exclusive property of the Company.

     c. Any interference with the Company's business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by the Employee or any of Employee's agents during or after the term of Employee's employment, which causes actual or threatened damage to the company's business interests or business relationships, shall be treated and acknowledged by the parties as a material breach of this Agreement.

9.   NON-SOLICITATION

     Employee hereby acknowledges and agrees that he will likely be exposed to a significant amount of confidential information concerning the Company's business methods, operations and customers while employed under this Agreement, that such information might be retained by Employee in tangible form or simply retained in the Employee's memory, and that the protection of the Company's exclusive rights to such confidential information and trade secrets can best be ensured by means of a restriction on the Employee's activities after termination of employment. Therefore, the Employee agrees that for a one-year period following employment termination (whether voluntary or involuntary and with or without Cause), he shall not solicit, divert or initiate any contact with (or attempt to solicit, divert or initiate any contact with) any customer, client, independent contractor or employee of the Company for any commercial or business reason whatsoever which would be detrimental to the Company.

10.  Injunctive Relief

     Employee hereby acknowledges and agrees that any violation of Sections 6, 8 and 9 of this Agreement pertaining to Conduct, trade Secrets and Non-Solicitation, will cause damage to the Company in an amount difficult to ascertain. Accordingly, in addition to any other relief to which the Company may be entitled, the parties agree that the Company shall be entitled to temporary or permanent injunctive relief for any breach or threatened breach by Employee of the terms of Sections 6, 8 and 9 of this Agreement.

11.  ASSIGNMENT

     The rights and obligations of the Employee under this Agreement are not assignable except to the extent set forth in paragraph 11 herein. Any attempt to assume the rights and obligations, in whole or in part, will be void and of no effect unless prior written consent of Employee is obtained. The rights and obligations of Employer may be assigned or transferred without the consent of Employee.

12.  ARBITRATION OF CONTROVERSIES

     a.   WHEN ARBITRATION IS REQUIRED

     Except as provided below, Employee and the Company agree to submit the following disputes, claims or controversies to final and binding arbitration, in accordance with the provisions of California Code of Civil Procedure 1280 ET SEQ: Any and all claims arising out of Employee's employment or cessation of employment which could have been brought before an appropriate government agency or in an appropriate court of law, including but not limited to: (1) breach of this Agreement or any other employment agreement or contract, express or implied; (2) breach of any other term or condition of employment, whether express of implied; (3) breach of any covenant of good faith and fair dealing; (4)

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employment discrimination or harassment in violation of the California Fair
Employment and Housing Act or Title VII of the Civil Rights Act of 1964; (5) age discrimination or harassment in violation of the Age Discrimination in Employment Act or the California Fair Employment and Housing Act; (6) any other claim arising under the common law of the State of California or of the United States related to Employee's employment or termination from employment; and (7) violation of any other federal, state or local statute, ordinance or regulation related to Employee's employment with the Company or the termination of that employment.

     Employee and Company further agree that this duty to arbitrate extends not only to disputes between Employee and the Company, but also to disputes between Employee and the Company's officers, directors, employees and agents which arise out of Employee's employment with the Company or the termination of that employment.

     Notwithstanding the foregoing, the parties agree that Employee and the Company will not arbitrate any dispute, claim or controversy arising from (1) any misuse, misappropriation or unlawful disclosure of the Company's confidential trade secret information by Employee, or (2) any solicitation of Company's employees, independent contractors, customers or clients by Employee.

     b.   TIME FOR DEMANDING ARBITRATION

     Any demand for arbitration shall be made in writing and served upon the other party to this Agreement, in accordance with paragraph 15a hereof. Such demand shall be served no later than ninety (90) calendar days following the date upon which the dispute arises. For purposes of this paragraph, the date upon which the dispute arises shall be the date of the event, occurrence, or happening giving rise thereto. This time period shall not be extended by virtue of informal attempts to resolve the dispute.

     c.   SELECTION OF ARBITRATORS

     In the event of a demand for arbitration, the parties shall first attempt to agree upon an arbitrator to hear the dispute. If agreement is not reached within fourteen (14) calendar days of the demand for arbitration, the party seeking arbitration shall, within the fourteen (14) day period, request from the American Arbitration Association ("AAA"), a list of five (5) arbitrators experienced in labor and employment disputes. Immediately upon receipt of the list of arbitrators from AAA, the party seeking arbitration shall forward a copy of the list to the other party. Within fourteen (14) calendar days of receipt of the list by the party seeking arbitration, the parties shall confer and attempt to agree upon one of the arbitrators appearing on the list. If such agreement cannot be reached, then within said fourteen (14) day period the parties shall select the arbitrator by alternately striking names from the list until a single name remains. The party seeking arbitration shall be the first to strike.

     d.   TIME IS OF THE ESSENCE

     The parties expressly recognize the importance of resolving disputes under this Agreement in an expeditious and timely manner. Therefore, time is of the essence. Failure of a party seeking arbitration to abide by the time limits set forth herein shall constitute a waiver by that party of the dispute.

     e.   REMEDIES

     The arbitrator shall have the power to award any types of legal or equitable relief that would be available in a court of competent jurisdiction or administrative tribunal, including punitive damages for causes of action when such damages are available under law.

     f.   FINAL AND BINDING ARBITRATION
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     The decision of the arbitrator shall be final and binding on the parties.

     g.   NO DELETION, ADDITION OR MODIFICATION

     The arbitrator shall have no authority to add to, delete from, or modify in any way the provisions of this Agreement.

     h.   COSTS OF ARBITRATION

     Employee understands and agrees that he shall be responsible for paying the first $120, of the costs of commencing the arbitration, if Employee initiates the arbitration, and the remainder of the fees will be paid by the Company, subject to a subsequent award by the arbitrator. Each party shall pay their respective attorney's fees, if any.

13.  EMPLOYEE'S DUE DILIGENCE

     Employee has had the opportunity to investigate fully the employment offered by the Company and Employee has exercised due diligence in investigating the Company's offer. Employee therefore acknowledges that except for the terms and conditions set forth in this Agreement, no representations of any kind have been made to his with respect to the nature of his work, the duration of his employment, his expected compensation, or any other conditions surrounding his employment by the Company.

14.  GENERAL PROVISIONS

     a.   NOTICES

          Any notices to be given under this Agreement by either party to the other may be effected by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing below their signatures and each party may change his address by written notice, in accordance with this paragraph. Mailed notices shall be deemed communicated as of three (3) days after mailing.

     b.   ENTIRE AGREEMENT

          This Agreement supersedes any and all other agreements, either oral or in writing, express or implied, between the parties hereto with respect to the employment of Employee by Company, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, oral or written, express or implied, with regard to Employee's employment, have been made or intended by any party, or anyone acting on behalf on any party, or anyone acting on behalf of any party, which are not embodied herein and that no other agreement, statement, or promise regarding employment, either oral or written, express or implied, not contained in this Agreement will be effective only if it is in writing and signed by both parties.

     c.   PARTIAL INVALIDITY

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          If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

     d.   WAIVER OF BREACH

          A waiver by either party of a breach of this Agreement by the other party shall neither constitute nor be construed as a waiver by that party of later similar breaches.

     e.   GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SERENA Software International, Inc.     Richard A. Doerr
(COMPANY)                               (EMPLOYEE)



By: /s/ Douglas D. Troxel               /s/ Richard A. Doerr
   ---------------------                ---------------------
Title: President

Date:1997/04/17                         Date: April 18, 1997


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